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                                                                     Exhibit 8.3

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement ("Agreement") is dated this 15th day of October 1999, and is made by and among Steven Smith, Steven McMurtry, Jennifer Smith and Dorothy Smith who are all of the shareholders of Paradigm Manufacturing, Inc., a Florida corporation (hereinafter collectively referred to as the "Seller"), Paradigm Manufacturing, Inc. ("Paradigm") and SATX, Inc., a Nevada corporation ("Buyer").

         The Seller currently own all of the issued and outstanding shares of the common stock of Paradigm as follows:

                     Steven Smith                      152,124 shares
                     Steven McMurtry                   100,000 shares
                     Jennifer Smith                    52,124 shares
                     Dorothy Smith                     104,248 shares

         The Seller desires to sell and the Buyer desires to purchase, 408,496 shares of Paradigm stock ("Stock") pursuant to the terms of this Agreement as hereinafter set forth.

         It is the intention of the parties hereto that, upon consummation of the purchase and sale of the Stock pursuant to this Agreement, Buyer shall own all of the outstanding shares of capital stock of Paradigm pursuant to a "tax free reorganization" pursuant to Section 368(a) of the Internal Revenue Code ("IRC").

         1. SALE AND TRANSFER OF STOCK

         1.1 Purchase and Sale. On the Closing Date, Seller shall sell, issue, transfer, deliver and convey to Buyer the Stock, and Buyer shall purchase the Stock in exchange for up to 2,300,000 unregistered and restricted shares of the common stock of Buyer ("Purchase Price Stock"). On the Closing Date, Buyer shall deliver to Seller 1,000,000 shares of its common stock pursuant to Section 1.2 below. The remaining Purchase Price Stock, if any, shall be delivered to Seller no later than 60 days after the first anniversary of the Closing Date in accordance with Schedule 1.1. The Purchase Price Stock issued by the Buyer will not be registered under the Securities Act of 1933 and will be "restricted shares" within the meaning of Rule 144 under the 1933 Securities Act. The certificates evidencing the shares issued to Seller will bear restrictive legends as appropriate and will be subject to appropriate stop transfer orders to the respective transfer agents. The Buyer shall be under no obligation to register the shares under the 1933 Securities Act or any state securities law for resale by the Seller.




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          1.2 Share Certificates. At the Closing Date, the Seller shall deliver to Buyer the share certificates representing ownership of the Stock, free and clear of all liens and encumbrances issued in the name of Buyer and Buyer shall deliver to Seller 1,000,000 shares of the Purchase Price Stock as follows:

                     Stephen Smith                     372,400 shares
                     Stephen McMurtry                  244,800 shares
                     Jennifer Smith                    127,600 shares
                     Dorothy Smith                     255,200 shares

         2.          REPRESENTATIONS AND WARRANTIES BY SELLER
                                       AND
                           PARADIGM AND ITS SUBSIDIARY

         Paradigm, on behalf of itself and its wholly owned subsidiary, Creative Engineering, Inc., a Florida corporation and the Seller in their individual capacities and as officers and directors of Paradigm hereby represent and warrant to the Buyer, as of the Closing Date that:

         2.1 Organization and Good Standing. Paradigm and its subsidiary are "C" corporations duly organized, validly existing and in good standing under the laws of the State of Florida, and have all requisite corporate power and authority to conduct business as now operated. Further, Paradigm and its subsidiary are duly qualified to do business in each jurisdiction in which the nature of its business or character of its properties makes qualification necessary.

         2.2 Subsidiaries. Other than sole ownership of Creative Engineering, Inc., Paradigm does not own, directly or indirectly, an equity or debt interest in any corporation, partnership, business, trust, joint venture, association or other entity.

         2.3 Capitalization. Paradigm is authorized to issue 1,000,000 shares of common stock, of which 200,000 shares are issued and outstanding. At the Closing Date, there will be no other classes of stock authorized or outstanding. All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof. Further, there are no outstanding options, warrants and/or agreements obligating Seller to issue stock to any individual or entity.

         2.4 Financial Statements. Paradigm and its subsidiary shall cause to be delivered to Buyer certain financial statements for calendar years 1996, 1997 and 1998 and a balance sheet dated June 30, 1999 which have been prepared by Paradigm's Certified Public Accountant. The financial statements and balance sheet are in accordance with the books and records of Seller, prepared in accordance with generally accepted accounting principles consistently applied, are in all material respects true, correct and complete and reflect all activities of Seller as of the dates thereof.




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         2.5 Corporate Records. The minute books and stock ledgers of Paradigm and its subsidiary shall be made available to buyer to review and contain complete and accurate records of all meeting and other corporate actions taken by the Board of Directors and the shareholders of Paradigm and its subsidiary. All actions reflected in said books were duly and validly taken in compliance with the laws of applicable jurisdictions.

         2.6 Stock Options and Rights. There are no outstanding options, warrants, agreements or other rights (i) obligating Paradigm or its subsidiary to issue, (ii) permitting others to purchase or convert any obligation into, or
(iii) requiring Paradigm to purchase, redeem or retire securities of Paradigm or its subsidiary.

         2.7, Absence of Undisclosed Liabilities. At the Closing Date, Paradigm will have no liabilities or obligations of any nature, except those shown on the Financial Statements, whether accrued, absolute, contingent or otherwise, except liabilities or obligations arising out of customary transactions in the ordinary course of business, none of which individually or in the aggregate, would have a material adverse effect on the financial condition of the business, prospects, assets, property or results of operations of Paradigm and/or its subsidiary.

         2.8 Accounts Receivable. All of the accounts receivable reflected on the Financial Statements and all amounts which have arisen since the date of the Financial Statements are valid and enforceable claims, and the goods and services sold and delivered which gave rise to such accounts were sold and delivered in conformity with the applicable purchase orders, agreements and specifications.

         2.9 Title to Personal Properties and Assets. Paradigm and its subsidiary has good title to all of its personal properties, accounts receivable, assets, fixtures, machinery, tools and equipment (collectively "Assets"). None of the Assets are subject to any lien, encumbrance, charge, security interest or restriction except for those Assets set forth on Schedule 2.9.

         2.10 Contracts and Agreements. Any and all contracts, leases and all purchase orders with vendors for goods and services, or any and all other obligations, whether written or oral, to which Paradigm, as of the Closing Date is bound are set forth in Schedule 2.10. All of the agreements and or obligations set forth therein are in full force and effect and are binding and enforceable obligations of the parties thereto in accordance with their respective terms. There are, and as of the Closing Date will be, no liabilities arising from any breach or default of any provision of any such contract or agreement by any party thereto.

         2.11 Benefit Plans and Employees. As of the Closing Date, Paradigm shall have no employees, employee benefit plan or any labor or employment agreements except for those agreements previously disclosed to Buyer during the course of the due diligence




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investigation and set forth in Schedule 2.11. The names, positions, and rates of compensation of all employees is set forth on Schedule 2.11.

         2.12 Litigation. There is no suit, action or legal, administrative, arbitration or other proceeding pending, filed or initiated by or against Paradigm or its subsidiary or pending or threatened against Paradigm except as otherwise disclosed in Schedule 2.12. Paradigm, its subsidiary and Seller have no knowledge of any facts which may give rise to any such suit, arbitration, claim or proceeding against Paradigm, its officers, directors, employees or subsidiary.

         2.13 Compliance with Law. The business and operation of Paradigm has been and is being conducted without violation of or in less than full compliance with all applicable laws, ordinances, rules and regulations of all authorities, violation of which, individually or in the aggregate, would materially and adversely affect the business of Paradigm. Paradigm has received no notice of any violation of any such law, ordinance, rule or regulation from any governmental authority.

         2.14 Intellectual Property. Paradigm shall deliver to Buyer copies of any and all patents, patent applications, copyrights, trademarks or documents indicating rights otherwise necessary or beneficial to Paradigm's or its subsidiary's business. Any and all patents, patent applications, copyrights, trademarks, or rights otherwise necessary or beneficial to the conduct of Paradigm's business or that of its subsidiary are in the name of Paradigm and/or the name of its subsidiary of Paradigm and/or its subsidiary has the right to utilize same for at least five (5) years.

         2.15 Rights to Manufacture. Paradigm and its subsidiary have the means, rights and information required to have manufactured, process, sell, offer for sale and use the items and perform the services as presently being manufactured, processed, offered for sale, sold or used or performed by Paradigm and its subsidiary.

         2.16 Taxes. Paradigm and its subsidiary have duly and timely filed all federal, state and local tax returns required to be filed since the inception of Seller and all such returns are complete and correct in all respects. Paradigm and its subsidiary have duly and timely paid or made adequate provision for the payment of all taxes, assessments, penalties and interest which have been incurred or are due and payable.

         2.17 Bank Accounts. Paradigm and its subsidiary will provide to Buyer a complete list showing the name of each bank or other financial institution in which Paradigm and its subsidiary has an account or safety deposit box together with a list of all persons authorized to draw thereon or have access thereto.

         2.18 Survival of Representations. The representations and warranties of Paradigm, its subsidiary and the Seller contained in this Agreement shall survive the




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consummation of the transaction contemplated herein and any examination on behalf of the Buyer in accordance with the terms of this Agreement.

         2.19 Indemnification. Paradigm, its subsidiary and the Seller shall indemnify the Buyer with respect to all liabilities of Paradigm and its subsidiary of any nature, whether accrued, absolute, contingent, or otherwise, existing at the Closing Date, to the extent not reflected or reserved against in Paradigm's balance sheet of that date including, without limitation, any tax liabilities to the extent not so reflected or reserved against, accrued in respect of, or measured by Paradigm's income up to and including June 30, 1999. This indemnity shall be joint and several with respect to Seller and shall include reimbursement for any and all damages, liabilities, losses, costs or expenses (including attorneys' fees) sustained by Buyer for any reason.

         3. REPRESENTATIONS AND WARRANTIES BY BUYER

         Buyer represents and warrants to Seller that as of the Closing Date:

         3.1 Organization and Good Standing The Buyer is a corporation organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to own, lease and operate their properties and assets and to conduct its business as now conducted. The Buyer is duly qualified to do business in each jurisdiction in which the nature of its business or character of its properties makes qualification necessary.

         3.2 Authorization. Buyer is a sophisticated and accredited investor and has the power and authority to enter into this Agreement.

         3.3 Authority of Buyer. The transactions contemplated by this Agreement have been duly approved by the Board of Directors of Buyer, and this Agreement has been, and instruments to be executed and delivered under this Agreement by Buyer to Seller have been duly executed and delivered on behalf of Buyer and are or will be binding and enforceable agreements in accordance with their terms. Buyer has full power and lawful authority to consummate the transaction contemplated herein on the terms and conditions set forth and no permit, consent, approval, authorization or other order of or filing with any governmental authority or any other person is required in connection with such authorization, execution, delivery and consummation.

         3.4 Subsidiaries. At the Closing Date, the Buyer will have two subsidiaries, namely, DebitFone International, Inc., a Florida corporation and J.F.A. Tech, Inc., a California corporation. The subsidiaries have been duly organized, are validly existing and in good standing under the laws of their incorporating jurisdiction.




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         4. CONDITIONS TO OBLIGATIONS OF BUYER

         The obligation of Buyer to consummate the transaction set forth herein is expressly subject to satisfaction on or prior to the Closing Date of each and every of the following conditions, any of which may be waived in writing by the Buyer.

         4.1 Representations and Warranties. All representations and warranties by Paradigm, its subsidiary and Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date.


         4.2 Due Diligence Investigation. Prior to the Closing Date, Buyer shall conduct a customary due diligence investigation and in its sole discretion shall elect to go forward or cancel the transaction after the completion of the investigation.

         4.3 No Material Change. There shall have been no material change in the financial condition, business, prospects, assets, properties, results of operations or capitalization of Paradigm and its subsidiary from that reflected in the financial statements provided by Paradigm to Buyer.

         4.4 Employment Agreements. Steven Smith and Steven McMurtry shall each have entered into employment contracts with Buyer that are mutually acceptable to the respective individuals and Buyer.

         4.5 Loans. All loans by Seller or any of Paradigm's or its subsidiary's officers, directors or employees to Paradigm shall have been repaid in full.

         4.6 Minute Books. On or prior to the Closing Date, the Corporate
Minute Books, Articles of Incorporation, Bylaws, Corporate Seal, and Stock Transfer Books of Paradigm and its subsidiary shall have been delivered to buyer for review.

         4.7 Continuation of Contracts. Buyer's determination, to its reasonable satisfaction, that any material contract, agreement, lease, license, and other instrument shall as a result of the consummation of the transactions specified herein or otherwise, not be canceled or materially impaired or modified, but shall remain in full force and effect. In addition, consent of any party to any such material contract, agreement, lease, license or other agreement to the assumption thereof by Buyer shall have been obtained, if so required.

         4.8 Approval of Documentation. The form and substance of all certified instruments of conveyance, assignments, and other documents to be delivered to Buyer hereunder shall be satisfactory in all respects to Buyer and its counsel.

         5. CONDITIONS TO OBLIGATIONS OF SELLER

         The obligations of Seller to consummate the transaction set forth herein is expressly subject to satisfaction on or prior to the Closing Date of each and every of the following conditions, any of which may be waived in writing by Seller.




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         5.1 Representations and Warranties of Buyer. Except as otherwise permitted by this Agreement, all representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the Closing Date.

         5.2 Approval of Documentation. The form and substance of all certified instruments of conveyance, assignments and other documents to be delivered to Seller hereunder shall be satisfactory in all reasonable respects to Seller and their counsel.

                       6. CLOSING DATE AND TRANSFER DATE

         6.01 Closing Date. The Closing Date shall be October ____ 1999 at 10:00 a.m. at the offices of the Buyer located at 4710 Eisenhower Blvd., Suite E-1, Tampa, Florida, or such other date, time and place as the parties may agree upon in writing.

         6.02 Obligations of Seller. At the Closing, the Seller shall deliver or cause to be delivered to Buyer:

         (a) Share certificates representing the Stock, which is paid for in full as of such date, free and clear of all liens and encumbrances, dated as of the Closing Date.
         (b) The Corporate Minute Books, Articles of Incorporation, Bylaws, Corporate Seal and Stock Transfer Books of Paradigm and its subsidiary.
         (c) Such other documents, instruments and agreements as may be required to consummate the transactions described herein.

         6.03 Obligations of Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller:

         (a) Share certificates representing 1,000,000 shares of the Purchase Price Stock in accordance with Section 1.1 and Section 1.2 above.
         (b) Such other documents, instruments and agreements as may be required to consummate the transactions described herein.

                     7. CONFIDENTIALITY AND NONCOMPETITION

         7.1 Confidentiality. Except as required in the ordinary course of Buyer's business, each party hereto shall hold in confidence and not disclose to any person or entity without the express written authorization of Buyer, either during the term of this Agreement or any time thereafter, the Proprietary Technology, the names or addresses of any of Buyers customers; Buyers past or prospective dealings with its customers, the parties, dates or terms of any of Buyer's contracts, any information, trade secrets, systems, processes or business methods, or any secret or confidential matter relating to the customers or the business affairs of Buyer or any companies affiliated with Buyer. The parties acknowledge that they each may have access, to confidential information, the ownership and confidential status of which are highly important to Buyer and each agrees




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to comply with all known policies and procedures of Buyer for the protection of said confidential information. The term "confidential information" as used in this Agreement means (1) proprietary information of Buyer including, but not limited to, the Proprietary Technology, patents, patents pending, formulas, procedures, processes, materials, client lists and vendor lists (2) information marked or designated by Buyer as confidential (3) information whether or not in written form which is known by any party hereto to be treated by Buyer as confidential and (4) information provided to any party hereto by third parties which Buyer is obligated to keep confidential. Each party hereto agrees as follows: (a) that he will not copy, transmit, reproduce, summarize, quote or make any commercial or other use whatsoever of Buyer's confidential information except as may be necessary in the performance of his duties for Buyer; (b) that he will exercise the highest degree of care in safeguarding Buyer's confidential information against loss, theft or other inadvertent disclosure and agree generally to take all steps necessary to ensure the maintenance of confidentiality; (c) upon termination of his employment, or other relationship with Buyer, or as otherwise requested by Buyer, will deliver promptly to Buyer all of Buyees confidential information in whatever form that may be in their possession or under their control; (d) each party hereto agrees not to disclose Buyer's confidential information directly or indirectly under any circumstances or by any means to any third person without the express written consent of Buyer.

         7.2 Non-Competition. Each party hereto shall not, without the prior written consent of Buyer, compete with Buyer, its subsidiaries, successors or assigns, either directly or indirectly, as an owner, member, partner, employee, officer, director or agent of any kind of any sole proprietorship, association, limited liability company, partnership, corporation or any other entity. For the purposes of this Agreement "compete" and "competition" and "competitor" shall refer to the development, design, manufacture or wholesale distribution of remote wireless switching or paging or of any product marketed by DebitFone International or any of Buyer's current or future subsidiaries. Should any term or condition of these covenants against competition be found to be unreasonable or excessive by any court of competent jurisdiction, the parties agree to accept as binding in lieu thereof any lesser restrictions which said court may deem reasonable. The parties hereto recognize that no adequate remedy at law exists in which to enforce the terms and conditions of this Agreement. Therefore, in the event that any party hereto breaches the confidentiality or covenant not-to-compete provisions of this Agreement, then Buyer shall be entitled to injunctive relief prohibiting the continued breaches of the Agreement by such party.

                                    8. LOANS

         8.1 Return of Deposit. Buyer has loaned the sum of $250,000.00 to Paradigm to be utilized for working capital with $100,000.00 having been advanced on June 22, 1999 and $150,000.00 having been advanced on June 28, 1999. Seller and Paradigm agree that should the contemplated transaction not close for any reason whatsoever, said sums shall immediately be returned to Buyer upon written demand by Buyer.




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         8.2 Further Loan. Buyer has agreed to loan Paradigm an additional
$250,000 over the next few months to be utilized for working capital should the transaction contemplated herein be consummated. Buyer has agreed to provide said sum for working capital as and when needed.

                                9. MISCELLANEOUS

         9.1 Nomination to the Board of Directors. Buyer agrees that at its next Board of Directors' Meeting following the Closing of this transaction, Steven Smith will be nominated to fill the vacant seat on the Board of Directors.

         9.2 Survival of Provisions. All representations, warranties, covenants and indemnification provisions in this Agreement, including, but not limited to
Article 2, Article 3 and Article 7 shall be deemed and construed to be continuing representations, warranties, covenants and indemnifications which shall survive the Closing Date and the execution and delivery of all instruments and documents herein provided for and any investigation at any time made by or on behalf of Buyer.

         9.3 Notices. All notices, demands and other communications which are required or permitted to be given hereunder shall be in writing and shall have been sufficiently given on the date of personal delivery, or on the third business day following due deposit in the United States mail at a post office or mail box, with certification and postal charges prepaid, addressed as follows:

          If to Buyer:              SATX, Inc.
                                    4710 Eisenhower Blvd., Suite E-1
                                    Tampa, Florida 33634

          If to Seller:             Paradigm Manufacturing, Inc.
                                    4450 E. Adamo, Suite 501
                                    Tampa, Florida 33605

          If to Paradigm:           Same as above.

         9.4 Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.




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         9.6 Waiver. Waiver of any default or breach of this Agreement or misrepresentation of any warranty, representation, covenant or obligation contained herein shall not be construed as a waiver of any subsequent breach, default or misrepresentation.

         9.7 Amendment. This Agreement cannot be modified or amended except by a writing signed by an authorized officer of the Seller and the Buyer.

         9.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute a single agreement.

         9.9 Attorneys' Fees. If any party hereto, including the spouse of Seller, bring an action as a result of any breach by any other party of its warranties or representations or such party's failure to fulfill or perform any of its covenants or obligations hereunder, then in such event, the prevailing party in any such action shall be entitled to its reasonable attorneys' fees in addition to any other relief to which it may be entitled.


         9.10 Counterparts. This Agreement maybe executed in one or more counterparts, all of which, together shall constitute a single agreement.

         9.11 Section Headings. The various section headings are inserted for convenience and reference only and shall not affect the meaning or interpretation of the Agreement or any section thereof.

         9.12 Schedules a Part of this Agreement. The schedules attached hereto are incorporated into this Agreement by reference and are hereby made a part hereof.

         9.13 Construction of Agreement. In determining the meaning of, or resolving any ambiguity with respect to any word, phrase or provision of this Agreement, no uncertainty or ambiguity shall be construed or resolved against any party under any rule of construction, including the party primarily responsible for the drafting and preparation of this Agreement.

         9.14 Expenses. The parties hereto shall each pay their own expenses incurred in connection with the consummation of the transaction herein specified, including without limitation, transfer fees, permit fees and fees and expenses of legal counsel, accountants and other advisors.

         9.15 Successors. This Agreement shall be binding upon, and inure to the benefit of the respective legal representatives, successors, and assigns of the parties.

         9.16 Further Assistance. The parties hereto, including the spouse of Seller, hereby agree to execute and deliver all such documents and provide such information and




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IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.


SELLER

/s/ Stephen Smith
-----------------------------------
Stephen Smith

/s/ Stephen McMurtry
-----------------------------------
Stephen McMurtry

/s/ Jennifer Smith
-----------------------------------
Jennifer Smith

/s/ Dorothy Smith
-----------------------------------
Dorothy Smith


PARADIGM MANUFACTURING, INC.

By: /s/ Stephen Smith
-----------------------------------
Stephen Smith, President


BUYER
SATX, INC.

By: /s/ Merritt Jesson
-----------------------------------
Merritt Jesson, President